Free Writing Prospectus

Filed Pursuant to Rule 433

Filed May 9, 2018

Registration Statement Nos. 333-206924

and 333-206924-09

Free Writing Prospectus dated May 9, 2018

AmeriCredit Automobile Receivables Trust 2018-1

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Ratings, Inc., or Fitch, and S&P Global Ratings, or S&P, in order to be issued.

	Fitch	S&P
Class A-1 Notes	F1+ (sf)	A-1+ (sf)
Class A-2-A Notes	AAA (sf)	AAA (sf)
Class A-2-B Notes	AAA (sf)	AAA (sf)
Class A-3 Notes	AAA (sf)	AAA (sf)
Class B Notes	AA (sf)	AA (sf)
Class C Notes	A (sf)	A (sf)
Class D Notes	BBB (sf)	BBB (sf)

Joint Bookrunners

BNP PARIBAS	Citigroup	J.P. Morgan	RBC Capital Markets

Co-Managers solely with respect to the Class A Notes

BMO Capital Markets	Goldman Sachs & Co. LLC	Morgan Stanley	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-854-5674.